UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2020 (January 15, 2020)

Vislink Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35988	20-5856795
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 Ringling Blvd., Suite 310, Sarasota, FL	34236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 953-9035

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VISL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Officer

Vislink Technologies, Inc. (the “Company”) has accepted Roger Branton’s resignation from his position as Chief Executive Officer of the Company, effective January 15, 2020. Mr. Branton’s resignation was not a result of any disagreements with the Company. Mr. Branton will remain as the Company’s Chief Financial Officer and a member of its Board of Directors (the “Board”).

(c)(d) Election of Officer and Director

In connection with this transition, on January 15, 2020, the Board appointed Carleton M. Miller, 56, to the roles of Chief Executive Officer of the Company and a member of the Board, effective January 15, 2020. Mr. Miller will perform the services and duties that are normally and customarily associated with the Chief Executive Officer position, as well as other duties as the Board reasonably determines.

From 2017 to 2018, Mr. Miller was managing director of Beringia, LLC, an independent advisory firm to private equity and small/mid cap market companies. His primary focus there was on software, hardware, and service businesses.

From 2010 to 2016, Mr. Miller was a co-founder, chief executive officer, president and a member of the board of directors of BLiNQ Networks, Inc. (“BLiNQ”), an innovator of wireless connectivity solutions for the communications market. Mr. Miller launched BLiNQ with a vision to create a new market category for mobile operators to build scalable high-density wireless broadband networks. He raised approximately $35 million from venture capital and individual investors over three accretive rounds. Mr. Miller sold BLiNQ to Communications Components, Inc. in November 2016.

Mr. Miller received his B.S. in industrial engineering from the University of Missouri in 1985, his M.B.A. in finance and marketing from Rockhurst College in 1989, and completed the corporate finance program at the London Business School in 1995.

The Company is in the process of finalizing an employment agreement with Mr. Miller (the “Employment Agreement”), pursuant to which the Company will grant shares of restricted stock of the Company as an inducement material to Mr. Miller entering into employment with the Company (the “Stock Award”). The final terms of the Employment Agreement and the Stock Award have not been determined. An amendment to this Current Report on Form 8-K will be filed with the Securities and Exchange Commission once such information has been determined.

There are no arrangements or understandings between Mr. Miller and any other persons pursuant to which he was appointed as Chief Executive Officer of the Company and as a member of the Board. There are also no family relationships between Mr. Miller and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On January 16, 2020, the Company issued a press release announcing (i) the resignation of Mr. Branton as Chief Executive Officer and (ii) the appointment of Mr. Miller as a member of the Board and as Chief Executive Officer of the Company. A copy of the Press Release is attached hereto as exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description
99.1	Press Release of Vislink Technologies, Inc., dated January 16, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2020	VISLINK TECHNOLOGIES, INC.

	By:	/s/ Carleton M. Miller
	Name:	Carleton M. Miller
	Title:	Chief Executive Officer